press release

For more information, please contact:
Maiden Holdings, Ltd.
Devora M. Goldenberg
441.292.7090
irelations@maiden.bm

Maiden Holdings, Ltd. Announces Quarterly Dividend

Hamilton, Bermuda, Maiden Holdings, Ltd. – May 11, 2009 - Maiden Holdings, Ltd. (NASDAQ: MHLD) today announced that its Board of Directors approved a quarterly cash dividend of $0.06 per share of common stock.  The dividend is payable on July 15, 2009 to shareholders of record as of July 1, 2009.

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

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